Exhibit 10.6
AMENDED AND RESTATED
LICENSE AGREEMENT
     This Amended and Restated License Agreement (this “Agreement”) is made and entered into as of ___, 2005, by and between Clear Channel Identity, L.P., a Texas limited partnership, whose principal place of business is located at 200 E. Basse Road, San Antonio, Texas 78209 (“Owner”), and Outdoor Management Services, Inc., a Nevada corporation, whose principal place of business is located at 200 E. Basse Road, San Antonio, Texas 78209 (“Licensee”).
W I T N E S S E T H:
     WHEREAS, Owner and Licensee entered into that certain License Agreement as of January 1, 2003 (the “Original Agreement”);
     WHEREAS, Owner and Licensee are each indirect, wholly-owned subsidiaries of Clear Channel Communications, Inc. (“CCU”), and CCU is in the process of strategically realigning its businesses;
     WHEREAS, in connection with such strategic realignment, the parties desire to, and do hereby, amend and restate the Original Agreement with this Agreement;
     WHEREAS, Owner is the exclusive owner of all right, title and interest in and to all tradenames, trademarks, service marks, common law marks, applications therefor and other rights (the “Marks”) used by Owner including, without limitation, the Marks described in Exhibit A attached hereto and incorporated herein;
     WHEREAS, the Marks have achieved widespread recognition among members of the general public; and
     WHEREAS, it is the desire and intention of the parties that Licensee be permitted to use, throughout the Territory (as hereinafter defined), the Marks, together with such other trademarks, service marks and trade names owned and identified from time to time by Owner and accepted for license by Licensee;
     NOW THEREFORE, in consideration of the promises and mutual obligations set forth herein and other good and valuable consideration, Owner and Licensee hereby agree as follows:
     1. License. Subject to the terms of this Agreement, Owner hereby grants to Licensee a non-exclusive license to use the Marks as well as such other trademarks, service marks and trade names owned and identified from time to time by Owner and accepted for license by Licensee (the “License”). The parties agree that Exhibit A automatically shall be amended to include all of the Marks that Owner adopts in the Territory (as defined herein) and identifies to Licensee and that Licensee accepts for license under this Agreement. The parties further agree that Exhibit A automatically shall be amended to include all Marks listed in any trademark or service mark application Owner may file as well as such other Marks agreed to by Owner and Licensee. Licensee shall use and may license others to use the Marks in connection with its outdoor advertising business operations in the Territory but shall not use the Marks on other goods or services unless otherwise agreed to by Owner.
     2. Territory. The territory of the License shall encompass the area contained within the geographic bounds of the United States (the “Territory”); provided, however, that the License granted to Licensee hereunder entitles Licensee to use the Marks on the Internet in connection with its normal business operations.
     3. Royalty Fee. Licensee shall pay Owner for the use of the Marks pursuant the amount as set forth on Exhibit B attached hereto. The amount owed by Licensee shall accrue throughout the fiscal year and shall be paid quarterly as follows: Within thirty (30) days after the end of Owner’s fiscal quarter, Licensee shall pay to Owner the total amount owed by Licensee to Owner for the use of the licensed property under this Agreement during such fiscal quarter, with a credit against such payment for any amounts owed by Owner to Licensee for such fiscal quarter.
     4. Records. Licensee shall keep books of account containing accurate and complete records of all data necessary for the determination of the amounts payable to Owner under this Agreement. Such records shall be open for inspection, copying and audit by a designated representative of Owner at any time during the regular business hours of Licensee, provided that reasonable notice is given to Licensee.
     5. Specification and Quality Assurance. Licensee agrees that all products and services which Licensee offers under the Marks shall be of high quality, and shall be rendered in accordance with such specifications and standards as may be communicated by Owner to Licensee from time to time. All advertising, promotion and other use of the Marks will be in good taste and in such manner as will maintain and enhance the value of the Marks and the reputation for high quality associated with the Marks. Licensee agrees to change any use of the Marks or any proposed use of the Marks of which Owner does not approve. Licensee shall comply with all applicable federal, state and regulatory laws concerning products and services offered under the Marks.
     6. Acknowledgments by Licensee.
          (a) Licensee acknowledges that Owner has exclusive right in and to the Marks and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right. All use of the Marks by Licensee will inure to the benefit of Owner.
          (b) Licensee shall not in any manner represent that it has any ownership in the Marks or the registration thereof.

     7. Term. Unless otherwise terminated in accordance with the terms hereof, this Agreement shall commence as of the date hereof and shall continue for a period of one (1) year; provided that this Agreement shall automatically renew for additional one (1) year periods unless either party gives notice of its election to terminate this Agreement at least ninety (90) days before the end of any one-year period.
     8. Termination.
          (a) In the event of a breach by Licensee of any provision of this Agreement, Owner may give Licensee notice in writing of the breach. Licensee shall have a period of sixty (60) days from the date such notice is received to cure the breach specified therein, and if the breach is not cured within such period or Licensee notifies Owner of its intention not to cure such breach, then Owner shall be entitled to terminate this Agreement and exercise any other rights or remedies it may have hereunder or as otherwise provided by law; provided, however, that if such breach is not curable, for whatever reason, during such sixty (60) day period, Owner shall delay taking action so long as Licensee shall have begun to cure such breach within such period and thereafter proceeds diligently to complete the cure of the breach and such breach is cured within a reasonable period thereafter; provided, further, that if the breach is not curable, then Owner shall be entitled to immediately terminate this Agreement and exercise any other rights or remedies it may have hereunder or as otherwise provided by law upon giving notice in writing of the breach to Licensee.
          (b) In the event of a breach by Clear Channel Outdoor Holdings, Inc. (“CCO”) of any provision of that certain Master Agreement, dated ___, 2005, between CCU and CCO, that certain Corporate Services Agreement, dated ___, 2005, between Clear Channel Management Services, L.P. and CCO, that certain Tax Matters Agreement, dated ___, 2005, between CCU and CCO, or that certain Employee Matters Agreement, dated ___, 2005, between CCU and CCO (collectively, the “Intercompany Agreements”), and the failure of CCO to cure (if permitted) such breach as provided in the applicable Intercompany Agreement, Owner shall be entitled to immediately terminate this Agreement and exercise any other rights or remedies it may have hereunder or as otherwise provided by law upon giving notice in writing of the breach to Licensee.
          (c) In the event of a Change of Control (as defined below), Owner, subject to the Transitional Period (as defined in Section 9(a)), shall be entitled to immediately terminate this Agreement and exercise any other rights or remedies it may have hereunder or otherwise provided by law upon giving written notice to Licensee. For purposes of this Section 8(c), “Change of Control” means the occurrence of any event or circumstances that result in CCU ceasing to beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power of the common stock of CCO.
          (d) Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated by mutual consent of Owner and Licensee.

          (e) Notwithstanding anything in this Agreement to the contrary, Owner’s rights of termination under Sections 8(a) , 8(b) and 8(c) and the parties’ rights of termination under Section 8(d) may be exercised with respect to less than all of the Marks by giving written notice to such effect, and in the event that Owner or the parties exercise their respective rights of termination with respect to less than all of the Marks, this Agreement shall continue in full force and effect with respect to the rest of the Marks.
     9. Effect of Termination.
          (a) In the event of a termination pursuant to Section 7 or Section 8(c), Licensee (i) shall refrain from further use of the Marks, or any mark or name reasonably deemed by Owner to be similar thereto, in connection with the manufacture, sale, offering, distribution or promotion of goods or services; (ii) shall not operate its business in any manner which would falsely suggest to the public that the License is still in force or that any relationship exists between Owner and Licensee; and (iii) shall return all confidential information and promotional materials to Owner or destroy said materials and notify Owner in writing of their destruction. Licensee shall fully comply with this provision before the one year anniversary of the effective date of termination (such period between the date of termination and such one year anniversary is referred to herein as the “Transitional Period”).
          (b) During the Transitional Period, Licensee may wish to transition to use of a new mark owned by Licensee and phase out the use of the Marks gradually. In connection with such transition, Licensee may wish to utilize such new mark simultaneously with the Marks. In the event Licensee desires to utilize both the Marks and a new mark simultaneously during the Transitional Period, Licensee shall provide at least thirty (30) calendar days prior written notice to Owner of such proposed use, along with a rendering of the proposed usage. Owner shall have a period of thirty (30) calendar days following receipt of such notice and rendition in which to give or withhold its approval of such transitional usage and Owner shall be deemed to not have approved such transitional usage if Owner does not deliver to Licensee its written approval thereof within such thirty (30) calendar day period. Owner shall not unreasonably withhold or delay its approval, but such approval shall not be deemed to be unreasonable if (i) the proposed usage of the Marks with the new mark creates, in Owner’s reasonable business judgment, a composite mark that includes any of the Marks, (ii) if the new mark proposed to be used by Licensee in addition to the Marks is confusingly similar to any Mark, or (iii) if the proposed usage is derogatory or coveys a negative connotation with respect to Owner or any Mark.
          (c) In the event of a termination pursuant to any other subsection of Section 8, there shall be no Transitional Period, all rights granted to Licensee hereunder shall cease immediately except as provided in the last sentence of this Section 9(c), and Licensee (i) shall refrain from further use of the Marks, or any mark or name reasonably deemed by Owner to be similar thereto, in connection with the manufacture, sale, offering, distribution or promotion of goods or services; (ii) shall not operate its business in any manner which would falsely suggest to the public that the License is still in force or that any relationship exists between Owner and Licensee; and (iii) shall return all confidential information and promotional materials to Owner or destroy said materials and notify Owner in writing of their destruction. Licensee shall have sixty (60) days from the effective date of termination to fully comply with this provision.
     10. Indemnification. Owner shall indemnify and hold Licensee harmless from all costs including, without limitation, reasonable attorneys’ fees, incurred as a result of all claims asserted by third persons arising out of any allegations of infringement of the rights of any third party due to the authorized use of the Marks by Licensee pursuant to this Agreement. Licensee shall indemnify and hold Owner harmless from all costs including, without limitation, reasonable attorneys’ fees, incurred as a result of all claims asserted by third persons arising out of any allegations of infringement of the rights of any third party due to any use of the Marks by Licensee that is not authorized pursuant to this Agreement.
     11. Assignability. Licensee shall have the right to sublicense, assign or transfer the License to any person or other legal or business entity at the time controlling, controlled by or under common control with the Licensee; provided that, as used in this Section 11, “control” shall mean ownership or control, directly or indirectly, of at least 50% of the outstanding stock or other voting rights entitled to elect directors or, if the legal or business entity is not a corporation, the corresponding managing authority.
     12. Covenant by Owner. Owner shall be responsible for the costs and responsibilities relating to the maintenance, monitoring, and defense of the Marks. Owner shall take whatever steps are reasonable or necessary to ensure that any registrations issued with respect to the Marks which are current on the date hereof remain current including, without limitation, the timely filing with the U.S. Patent and Trademark Office of any and all documents necessary to secure the renewal or incontestability of the Marks. To the extent Licensee’s assistance is needed in relation to these activities, Licensee shall reasonably cooperate with Owner at the expense of Licensee.
     13. Notice. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery by a recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, the notice shall be addressed to the party to be notified at its address shown in the preamble to this Agreement, or at such other address as may be furnished in writing to the notifying party.
     14. Relationship. Nothing contained herein shall be construed to the parties in the relationship of franchisor/franchisee, partners or joint venturers, it being agreed and understood that each party is an independent contractor and is not an agent or employee of the other party.

     15. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and supersedes all prior negotiations, understandings and agreements, whether written or oral, between the parties with respect to the matters contained herein, including but not limited to the Original Agreement.
     17. Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by both parties.
     18. No Implied Warranties. Neither party makes any warranty or representation to the other except as specifically set forth herein.
     19. Further Documents. Each party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary to take such action as may be reasonably requested to fully implement and carry out the purposes of the License.
     20. Captions. The captions contained herein are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provisions contained herein.
     21. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors, assigns and transferees, and nothing in this Agreement express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     22. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.
     23. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties hereto shall be governed by, the laws of the State of Texas.
[Remainder of page intentionally blank]

     IN WITNESS OF WHEREOF this Agreement has been duly executed, effective as of the day and year first above written.

OWNER:

CLEAR CHANNEL IDENTITY, L.P.

By:

Name:

Title:

LICENSEE:

OUTDOOR MANAGEMENT SERVICES, INC.

By:

Name:

Title: